EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

NAME                       STATE OF INCORPORATION      DOING BUSINESS AS NAMES
-----------------------   -------------------------   -------------------------
G.B. Parfums, Inc.                      Delaware       Geoffrey Beene Parfums
Halston Parfums, Inc.                   Delaware       Halston Parfums
Fine Fragrances, Inc.                   Delaware       N/A